TREDEGAR REPORTS SECOND QUARTER 2020 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/6/2020--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the period ended June 30, 2020.
Second quarter 2020 net income was $11.2 million ($0.33 per share) compared with net income of $14.5 million ($0.44 per share) in the second quarter of 2019.  Net income from ongoing operations, which excludes special items, was $14.1 million ($0.42 per share) in the second quarter of 2020 and $11.7 million ($0.35 per share) in the second quarter of 2019. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2020 and 2019, is provided in Note (a) of the Notes to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $13.3 million was $5.3 million lower than the second quarter of 2019
•EBITDA from ongoing operations for PE Films of $15.3 million was $4.2 million higher than the second quarter of 2019
•EBITDA from ongoing operations for Flexible Packaging Films of $6.5 million was $3.6 million higher than the second quarter of 2019
John Steitz, Tredegar’s president and chief executive officer said, “Overall financial results for the second quarter of 2020 were favorable despite COVID-19, which mainly had an adverse impact on our aluminum extrusions business. While our surface protection, flexible packaging and personal care businesses have performed well under COVID-19 to date, its future impact is uncertain.”
Mr. Steitz continued, “Our top priority continues to be the safety of our employees. Our balance sheet remains strong, with cash exceeding debt at the end of the second quarter by $5.9 million for the first time since the acquisition of Terphane in October of 2011.”
On a final note, Mr. Steitz commented, “I’d like to thank all of our employees for their hard work and dedication during these unprecedented times.”
THE IMPACT OF COVID-19
Essential Business and Employee Considerations
The Company’s priorities during the COVID-19 pandemic continue to be to protect the health and safety of employees while keeping its manufacturing sites open due to the essential nature of many of its products. The Company’s businesses have been deemed “essential services,” “critical manufacturers,” and “life sustaining industries” under applicable state or national stay-at-home orders and, therefore, remain operational as of the date of this communication. Within the limitations imposed by the health and safety procedures described below, the Company has continued to manufacture the full range of products at its facilities, including certain products that are components for end-uses that are essential, critical or life sustaining such as: (i) polyester-based materials for flexible food packaging, (ii) polyethylene-based film and laminate materials for personal hygiene and packaging products, (iii) aluminum extrusion parts for hospital beds, FEMA tents, temporary hospital structures and medical equipment, (iv) materials for face masks and face shields, and (v) polyethylene-based films used to protect components of flat panel displays during manufacturing and transportation processes, which are instrumental to allowing employees to work from home.
The Company’s efforts to protect the health and well-being of its employees from COVID-19 began at the Company’s Guangzhou, China facility. Protocols developed at Guangzhou guided the Company's COVID-19 related efforts at other facilities as the outbreak spread beyond China. Those efforts continue to improve as COVID-19 informed work practices evolve and the Company responds to recommended and mandated actions of government and health authorities.
The Company has educated employees about COVID-19 symptoms and hygiene best practices. It has adopted COVID-19 related pay and sick leave policies that incentivize employees to stay home if they feel ill or have been exposed to others with the illness. The Company’s policies include taking an employee’s temperature before entering production facilities; mandating handwashing; requiring social distancing and, where social distancing is difficult, requiring face coverings; streamlining onsite personnel to only those required for production and distribution; strongly encouraging and, where mandated, requiring remote work for all those who can work from home; and disinfecting facilities. In the U.S., the Company has educated employees on COVID-19-related government benefits.
On April 1, 2020, the Company began providing a weekly dashboard to its Board of Directors (the “Board”) highlighting the impacts of COVID-19 on its employees, businesses and financial condition.

As of August 5, the Company was aware that 102 of its employees have had confirmed cases of COVID-19 since the outbreak began, with no fatalities and 81 of those employees having returned to work. Additional employees have been absent or self-quarantined due to COVID-19. Bonnell Aluminum is experiencing higher than normal absenteeism which it attributes to COVID-19-related factors. Since the last update provided in the Company’s first-quarter earnings release as of May 6, 2020, no facilities have been fully shut down and measures to disinfect facilities have not had a significant impact on production.
Bonnell Aluminum continuously attempts to match its direct labor with demand, including declining demand associated with the pandemic. Since the last update provided in the Company’s first-quarter earnings release as of May 6, 2020, Bonnell Aluminum has recalled some of the 240 workers who were subject to layoffs earlier in the year, as customers in the specialty and automotive markets began to re-open.
Financial Considerations
The 2020 annual plan for Bonnell Aluminum (pre-COVID-19) included sales volume of 201 million pounds and EBITDA from ongoing operations of $65 million, versus 2019 sales volume of 208 million pounds and EBITDA from ongoing operations of $65.7 million. Bonnell Aluminum’s current projection for 2020, which accounts for the pandemic that is highly uncertain, includes sales volume of 170 million pounds and EBITDA from ongoing operations of $42 million. The latest projections assume no further downtime at Bonnell Aluminum facilities and the collection of approximately 97% of gross accounts receivable, which totaled approximately $57 million at the end of the second quarter of 2020.
Approximately 58% of Bonnell Aluminum’s net sales in 2019 were related to building and construction (“B&C”) markets (non-residential B&C of 51% and residential B&C of 8%). Much of the current sales volume associated with the B&C market is related to contracts that existed at the start of COVID-19. Once completed, the level of new contracts is highly uncertain. During the economic downturn from 2007 to 2009 (also known as “The Great Recession”), the Company estimates that the aluminum extrusion industry demand peak-to-trough fell approximately 40% from 2006 to 2009, with sequential annual declines during this period of approximately 13%, 13% and 20%, respectively.
Demand has remained strong under COVID-19 conditions for the Company’s flexible food packaging films produced by Terphane and the hygiene materials and medical apertured films produced by the Personal Care component of PE Films. The Surface Protection component of PE Films had record performance for EBITDA from ongoing operations in the second quarter and first half of 2020, but is expecting a slowdown for the second half of the year, based on industry projections for products using flat panel displays and anticipated customer inventory corrections. No significant issues have arisen to-date on the collection of accounts receivable at Terphane, Personal Care or Surface Protection.
Tredegar’s defined benefit pension plan, which was frozen at the end of 2007, was underfunded on a GAAP basis by $100 million at December 31, 2019, comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $318 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though the value of these amounts changes daily. The Company estimates COVID-19-related changes to the values of pension plan assets and liabilities resulted in an increase in the underfunding from $100 million to $130 million at June 30, 2020.
Tredegar owns approximately 18% of kaléo, Inc. (“kaléo”), which makes and sells an epinephrine delivery device under the name AUVI-Q®. The Company accounts for its investment in kaléo on a fair value basis. The Company’s estimate of the fair value of its interest in kaléo at June 30, 2020 was $70.7 million ($58.4 million after deferred income taxes), which represents an increase of $1.3 million ($0.9 million after deferred income taxes) and a decrease of $24.8 million ($19.5 million after deferred income taxes) since March 31, 2020 and December 31, 2019, respectively. The decline in estimated fair value during the first six months of 2020 was primarily due to: (i) lower expectations for 2020 EBITDA and net cash flow associated with lower market demand for epinephrine delivery devices resulting from COVID-19-related social distancing guidelines, especially if such guidelines or restrictions impact the peak back-to-school season, and (ii) a higher private company liquidity discount. kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $70.7 million estimated fair value reflected in the Company’s financial statements at June 30, 2020.
Tredegar had debt (all under its revolving credit agreement) of $34.0 million and cash of $39.9 million at June 30, 2020. The revolving credit agreement allows borrowings of up to $500 million and matures in June 2024. The Company believes that its most restrictive covenant (computed quarterly) is the leverage ratio, which permits maximum borrowings of up to 4x EBITDA, as defined under the revolving credit agreement for the trailing four quarters (“Credit EBITDA”). The Company had Credit EBITDA and a leverage ratio (calculated in the “Liquidity and Capital Resources” section of the Company’s Quarterly Report on the period ended June 30, 2020 ("Form 10-Q")) of $97.1 million and 0.35x, respectively, at June 30, 2020. The Company’s current stress testing under a COVID-19-driven recession indicates a low probability that a future leverage ratio will exceed 4.0x, given the low leverage ratio that exists today. The Company is focused on conserving cash and borrowing capacity, has reduced its capital expenditures budget for 2020 from $47 million to $31 million and continues to optimize working capital. The Company’s current quarterly dividend at 12 cents per share aggregates to quarterly dividend payments of approximately $4 million. All decisions with respect to the declaration and payment of dividends will be made by the Board based upon earnings, financial condition, anticipated cash needs, restrictions under the revolving credit agreement and other relevant considerations.
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.).
A summary of second quarter operating results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2020	2019		2020	2019
Sales volume (lbs)	43,807	53,127	(17.5)%	91,124	106,839	(14.7)%
Net sales	$106,058	$136,757	(22.4)%	$223,945	$275,804	(18.8)%
Ongoing operations:
EBITDA	$13,279	$18,600	(28.6)%	$24,956	$34,767	(28.2)%
Depreciation & amortization	$(4,267)	$(4,082)	(4.5)%	$(8,380)	$(8,164)	2.6%
EBIT*	$9,012	$14,518	(37.9)%	$16,576	$26,603	(37.7)%
Capital expenditures	$1,355	$4,420		$2,929	$8,787
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Second Quarter 2020 Results vs. Second Quarter 2019 Results
Net sales (sales less freight) in the second quarter of 2020 decreased versus 2019 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the second quarter of 2020 decreased by 17.5% versus 2019. Sales volume in the specialty and automotive markets, which represented approximately 32% and 9% of 2019 sales, respectively, experienced double-digit declines for the period. Non-residential building and construction shipments were relatively flat, but the Company expects a decline in its shipments for this end market, potentially beginning later this year as a result of COVID-19-related reduced demand. See the “The Impact of COVID-19” section for more information on business conditions and projections.
EBITDA from ongoing operations in the second quarter of 2020 decreased by $5.3 million in comparison to the second quarter of 2019 due to lower volumes ($6.0 million) and higher labor and employee-related costs ($1.0 million), partially offset by higher pricing ($3.1 million). In addition, the timing of the flow through under the first-in first-out ("FIFO") method of aluminum raw material costs previously acquired at higher prices in a quickly dropping commodity pricing environment resulted in a charge of $2.1 million in the second quarter of 2020 versus a charge of $0.4 in the second quarter of 2019.
First Six Months 2020 Results vs. First Six Months 2019 Results
Net sales in the first six months of 2020 decreased versus 2019 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the first six months of 2020 decreased by 14.7% versus 2019.
EBITDA from ongoing operations in the first six months of 2020 decreased by $9.8 million in comparison to the first six months of 2019 due to lower volumes ($10.8 million) and higher labor and employee-related costs ($1.6 million), partially offset by higher pricing ($4.7 million). In addition, and consistent with second quarter results, inventories accounted for under the FIFO method resulted in a charge of $3.5 million in the first six months of 2020 versus a charge of $0.7 in the first six months of 2019.

Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $12 million in 2020, including the expected initial investment for a multi-year project to migrate to a new division-wide enterprise resource planning and manufacturing excellence system ($2 million, which reflects a delay in activity as a result of COVID-19), infrastructure upgrades at the Carthage, Tennessee and Newnan, Georgia facilities ($2 million), and approximately $9 million required to support continuity of current operations. Depreciation expense is projected to be $14 million in 2020. Amortization expense is projected to be $3 million in 2020.

PE Films
PE Films is composed of surface protection films, personal care materials, polyethylene overwrap films and films for other markets. A summary of second quarter operating results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2020	2019		2020	2019
Sales volume (lbs)	25,818	25,476	1.3%	53,346	51,322	3.9%
Net sales	$71,012	$69,161	2.7%	$142,273	$135,941	4.7%
Ongoing operations:
EBITDA	$15,319	$11,160	37.3%	$29,507	$17,703	66.7%
Depreciation & amortization	$(3,753)	$(3,394)	10.6%	$(7,477)	$(6,986)	7.0%
EBIT*	$11,566	$7,766	48.9%	$22,030	$10,717	105.6%
Capital expenditures	$2,110	$5,654		$4,525	$12,358
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.
Second Quarter 2020 Results vs. Second Quarter 2019 Results
Net sales in the second quarter of 2020 increased versus 2019 due to higher sales in Surface Protection. Surface Protection sales increased by $2.4 million while Personal Care sales decreased by $1.7 million.
Net sales in Surface Protection increased due to higher volume. As discussed further below, a possible customer product transition in Surface Protection continues to be delayed. Net sales in Personal Care decreased primarily due to unfavorable pricing. In addition, net sales in Personal Care were adversely impacted by the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
EBITDA from ongoing operations in the second quarter of 2020 increased by $4.2 million versus the second quarter of 2019 primarily due to:
•A $0.7 million increase from Surface Protection, with the second quarters of 2020 and 2019 being the two highest quarters on record, primarily due to higher volume and product mix ($1.6 million), partially offset by lower productivity ($0.5 million) and higher research and development ("R&D") and other expenses ($0.3 million); and
•A $2.5 million increase from Personal Care, primarily due to favorable product mix ($1.2 million), lower freight costs ($0.7 million) and a benefit from the timing of resin cost pass-throughs ($1.3 million), partially offset by unfavorable net foreign exchange impact ($0.5 million).
See the “The Impact of COVID-19” section for more information.
Customer Product Transitions in Personal Care and Surface Protection
The Company previously disclosed a significant customer product transition for the Personal Care component of PE Films. Annual sales for this product declined from approximately $70 million in 2018 to $30 million in 2019. The Company extended an arrangement with this customer that is expected to generate sales of this product at approximately 2019 levels through at least 2022.
Personal Care had approximately break-even EBITDA from ongoing operations in 2019 as competitive pressures resulted in missed sales and margin goals. Personal Care continues to focus on new business development and cost reduction initiatives in an effort to improve profitability.

The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications will be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The full transition continues to encounter delays, resulting in higher than expected sales to this customer in the last four quarters. The Company estimates that during the next four quarters the adverse impact on EBITDA from ongoing operations from this customer shift versus the last four quarters ended June 30, 2020 could possibly be $14 million. To offset the potential adverse impact, the Company is aggressively pursuing and making progress generating sales from new surface protection products, applications and customers.
First Six Months 2020 Results vs. First Six Months 2019 Results
Net sales in the first six months of 2020 increased versus 2019 due to higher sales in Surface Protection. Surface Protection sales increased by $10.9 million while Personal Care sales decreased by $5.3 million.
Net sales in Surface Protection increased due to higher volume and favorable mix. Net sales in Personal Care decreased as a result of lower volume and unfavorable pricing. In addition, net sales in Personal Care were adversely impacted by the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
EBITDA from ongoing operations in the first six months of 2020 increased by $11.8 million versus the first six months of 2019 primarily due to:
•A $6.1 million increase from Surface Protection, including record performance for the first half of 2020, primarily due to higher volume and mix (net favorable impact of $7.4 million), partially offset by lower productivity ($1.0 million) and higher R&D expense ($0.3 million); and
•A $5.1 million increase from Personal Care, primarily due to favorable product mix ($1.3 million), the benefit of the timing of resin cost pass-throughs ($2.3 million), production efficiencies ($0.7 million), and lower freight costs ($0.8 million), partially offset by unfavorable pricing ($0.5 million).
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $13 million in 2020 including: $2 million to complete a scale-up line in Surface Protection to improve development and speed to market for new products; $2 million for other development projects; and $9 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2020. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of second quarter operating results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2020	2019		2020	2019
Sales volume (lbs)	29,195	26,460	10.3%	54,974	51,921	5.9%
Net sales	$34,104	$33,443	2.0%	$64,678	$67,062	(3.6)%
Ongoing operations:
EBITDA	$6,495	$2,880	125.5%	$13,048	$6,084	114.5%
Depreciation & amortization	$(436)	$(363)	20.1%	$(864)	$(707)	22.2%
EBIT*	$6,059	$2,517	140.7%	$12,184	$5,377	126.6%
Capital expenditures	$417	$1,260		$1,265	$2,994
* See the net sales and EBITDA from ongoing operations by segment statements for a reconciliation of this non-GAAP measure to GAAP.

Second Quarter 2020 Results vs. Second Quarter 2019 Results
Net sales in the second quarter of 2020 increased 2.0% compared to the second quarter of 2019 primarily due to higher sales volume, partially offset by lower selling prices from the pass-through of lower resin costs.
Terphane’s EBITDA from ongoing operations in the second quarter of 2020 increased by $3.6 million versus the second quarter of 2019 primarily due to:
•Lower raw material costs ($4.0 million), higher sales volume ($1.1 million) and the benefit from production efficiencies resulting in lower variable costs ($0.7 million), partially offset by lower selling prices ($2.6 million);
•Net favorable foreign currency translation of Real-denominated operating costs ($0.6 million); and
•Foreign currency transaction losses of $0.3 million in 2020 versus losses of $0.1 million in 2019.
Terphane has experienced strong demand for food packaging materials during the COVID-19 environment, with high demand in the United States and Europe for value-added products. See the “The Impact of COVID-19” section for more information.
First Six Months 2020 Results vs. First Six Months 2019 Results
Net sales in the first six months of 2020 decreased 3.6% compared to the first six months of 2019 primarily due to lower selling prices from the pass-through of lower resin costs, partially offset by higher sales volume.
Terphane’s EBITDA from ongoing operations in the first six months of 2020 increased by $7.0 million versus the first six months of 2019 primarily due to:
•Lower raw material costs ($9.2 million), higher sales volume ($1.2 million) and lower fixed costs ($0.4 million), partially offset by lower selling prices ($4.8 million) and higher variable costs ($0.3 million);
•Net favorable foreign currency translation of Real-denominated costs ($0.9 million);
•Foreign currency transaction losses of $0.2 million in the first six months of 2020 versus zero in 2019; and
•A benefit of $1.2 million in the first three months of 2020 resulting from the favorable settlement of a dispute related to value-added taxes.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $6 million in 2020, including $1 million for new capacity for value-added products and productivity projects and $5 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $1 million in 2020. Amortization expense is projected to be $0.4 million in 2020.
Corporate Expenses, Interest, Taxes & Other
Pension expense was $7.1 million in the first six months of 2020, versus $4.8 million in the first six months of 2019. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the net sales and EBITDA from ongoing operations by segment table. Pension expense is projected to be $14 million in 2020, which is determined at the beginning of the year based on the funded status of the Company’s defined benefit pension plan and actuarial assumptions at that time. See the “The Impact of COVID-19” section for the Company’s estimate of the funded status of the pension plan at June 30, 2020. Corporate expenses, net, increased in the first six months of 2020 versus 2019 primarily due to higher consulting fees ($2.2 million) related to the identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting and business development activities.
Interest expense was $1.1 million in the first six months of 2020 in comparison to $2.5 million in the first six months of 2019, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 23.8% in the first six months of 2020, compared to 19.8% in the first six months of 2019. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.7% for the first six months of 2020 versus 22.2% in 2019 (see also Note (f) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2020 and 2019 will be provided in the Form 10-Q.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of COVID-19. As a consequence, the Company's results could differ significantly from its projections, depending on, among other things, the duration of "shelter in place" orders and the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company's business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company's customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our substantial international operations;
•political, economic, and regulatory factors concerning the Company's products;
•uncertain economic conditions in countries in which the Company does business;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
•a change in the amount of the Company's underfunded defined benefit pension plan liability;
•an increase in the operating costs incurred by the Company's business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruption to the Company's manufacturing facilities;
•the impact of public health epidemics on employees, production and the global economy, such as the coronavirus (COVID-19) currently impacting the global economy;
•an information technology system failure or breach;
•volatility and uncertainty of the valuation of the Company's investment in kaléo;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of rising trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q in the period ended March 31, 2020. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2019 sales of $1.0 billion. With approximately 3,000 employees, the Company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Sales	$218,638	$248,248	$446,940	$496,714
Other income (expense), net (c)(d)	(13)	7,096	(26,225)	24,206
	218,625	255,344	420,715	520,920

Cost of goods sold (c)	161,820	192,581	337,131	393,235
Freight	7,464	8,887	16,044	17,907
Selling, R&D and general expenses (c)	30,077	29,315	58,101	55,811
Amortization of intangibles	753	890	1,511	1,782
Pension and postretirement benefits	3,567	2,416	7,134	4,831
Interest expense	548	1,263	1,104	2,495
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	136	1,075	597	2,131
Goodwill impairment (e)	—	—	13,696	—
	204,365	236,427	435,318	478,192
Income (loss) before income taxes	14,260	18,917	(14,603)	42,728
Income tax expense (benefit)	3,064	4,440	(3,477)	8,467
Net income (loss)	$11,196	$14,477	$(11,126)	$34,261

Earnings (loss) per share:
Basic	$0.33	$0.44	$(0.33)	$1.03
Diluted	$0.33	$0.44	$(0.33)	$1.03

Shares used to compute earnings (loss) per share:
Basic	33,435	33,270	33,374	33,197
Diluted	33,436	33,278	33,374	33,203

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Sales
Aluminum Extrusions	$106,058	$136,757	$223,945	$275,804
PE Films	71,012	69,161	142,273	135,941
Flexible Packaging Films	34,104	33,443	64,678	67,062
Total net sales	211,174	239,361	430,896	478,807
Add back freight	7,464	8,887	16,044	17,907
Sales as shown in the Condensed Consolidated Statements of Income	$218,638	$248,248	$446,940	$496,714
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$13,279	$18,600	$24,956	$34,767
Depreciation & amortization	(4,267)	(4,082)	(8,380)	(8,164)
EBIT (b)	9,012	14,518	16,576	26,603
Plant shutdowns, asset impairments, restructurings and other (c)	(1,230)	(17)	(1,918)	(57)
Goodwill impairment (e)	—	—	(13,696)	—
PE Films:
Ongoing operations:
EBITDA (b)	15,319	11,160	29,507	17,703
Depreciation & amortization	(3,753)	(3,394)	(7,477)	(6,986)
EBIT (b)	11,566	7,766	22,030	10,717
Plant shutdowns, asset impairments, restructurings and other (c)	(646)	(1,523)	(1,552)	(2,901)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	6,495	2,880	13,048	6,084
Depreciation & amortization	(436)	(363)	(864)	(707)
EBIT (b)	6,059	2,517	12,184	5,377
Plant shutdowns, asset impairments, restructurings and other (c)	(10)	—	(10)	—
Total	24,751	23,261	33,614	39,739
Interest income	24	48	76	107
Interest expense	548	1,263	1,104	2,495
Gain (loss) on investment in kaléo accounted for under fair value method (d)	1,300	7,100	(24,800)	24,182
Stock option-based compensation costs	725	898	1,309	1,313
Corporate expenses, net (c)	10,542	9,331	21,080	17,492
Income (loss) before income taxes	14,260	18,917	(14,603)	42,728
Income tax expense (benefit)	3,064	4,440	(3,477)	8,467
Net income (loss)	$11,196	$14,477	$(11,126)	$34,261

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Cash & cash equivalents	$39,930	$31,422
Accounts & other receivables, net	100,460	107,558
Income taxes recoverable	852	4,100
Inventories	85,218	81,380
Prepaid expenses & other	10,383	8,696
Total current assets	236,843	233,156
Property, plant & equipment, net	229,920	242,890
Right-of-use leased assets	17,879	19,220
Investment in kaléo (cost basis of $7,500)	70,700	95,500
Identifiable intangible assets, net	20,766	22,636
Goodwill	67,708	81,404
Deferred income taxes	10,826	13,129
Other assets	4,165	4,733
Total assets	$658,807	$712,668
Liabilities and Shareholders’ Equity
Accounts payable	$92,882	$103,657
Accrued expenses	47,054	45,809
Lease liability, short-term	2,949	3,002
Income taxes payable	5,613	—
Total current liabilities	148,498	152,468
Lease liability, long-term	16,305	17,689
Long-term debt	34,000	42,000
Pension and other postretirement benefit obligations, net	104,903	107,446
Deferred income taxes	—	11,019
Other noncurrent liabilities	4,227	5,297
Shareholders’ equity	350,874	376,749
Total liabilities and shareholders’ equity	$658,807	$712,668

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(11,126)	$34,261
Adjustments for noncash items:
Depreciation	15,357	14,465
Amortization of intangibles	1,511	1,782
Reduction of right-of-use lease asset	1,402	1,270
Goodwill impairment	13,696	—
Deferred income taxes	(8,461)	5,339
Accrued pension income and post-retirement benefits	7,134	4,831
(Gain) loss on investment accounted for under the fair value method	24,800	(6,600)
Loss on asset impairments and divestitures	—	522
Net gain on sale of assets	—	(11)
Changes in assets and liabilities:
Accounts and other receivables	2,303	8,471
Inventories	(8,515)	702
Income taxes recoverable/payable	8,799	3,860
Prepaid expenses and other	(1,912)	1,081
Accounts payable and accrued expenses	(6,936)	(566)
Lease liability	(1,496)	(1,306)
Pension and postretirement benefit plan contributions	(2,130)	(3,648)
Other, net	1,636	4,043
Net cash provided by operating activities	36,062	68,496
Cash flows from investing activities:
Capital expenditures	(8,806)	(24,251)
Proceeds from the sale of assets and other	—	22
Net cash used in investing activities	(8,806)	(24,229)
Cash flows from financing activities:
Borrowings	25,000	30,000
Debt principal payments	(33,000)	(58,500)
Dividends paid	(8,025)	(7,320)
Debt financing costs	—	(1,757)
Repurchase of employee common stock for tax withholdings	(586)	(854)
Net cash used in financing activities	(16,611)	(38,431)
Effect of exchange rate changes on cash	(2,137)	(464)
Increase in cash and cash equivalents	8,508	5,372
Cash and cash equivalents at beginning of period	31,422	34,397
Cash and cash equivalents at end of period	$39,930	$39,769

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income and earnings per share from ongoing operations for the three and six months ended June 30, 2020 and 2019 is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) as reported under GAAP	$11.2	$14.5	$(11.1)	$34.3
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	1.1	0.3	2.0
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.9)	(5.6)	19.5	(19.9)
Other	3.8	1.7	6.2	2.6
Goodwill impairment	—	—	10.5	—
Net income from ongoing operations	$14.1	$11.7	$25.4	$19.0

Earnings (loss) per share as reported under GAAP (diluted)	$0.33	$0.44	$(0.33)	$1.03
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.03	0.01	0.06
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.03)	(0.17)	0.59	(0.60)
Other	0.12	0.05	0.17	0.08
Goodwill impairment	—	—	0.32	—
Earnings per share from ongoing operations (diluted)	$0.42	$0.35	$0.76	$0.57
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (f).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 11 in the Notes to Financial Statements in the Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income as defined by GAAP.  EBIT is a widely understood and utilized metric that is meaningful to certain investors.  The Company believes that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2020 and 2019 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2020		Six Months Ended June 30, 2020
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[2]	$0.2	$0.2	$0.9	$0.7
COVID-19-related expenses[3]	0.9	0.8	0.9	0.8
Total for Aluminum Extrusions	$1.1	$1.0	$1.8	$1.5
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Consolidation of Personal Care manufacturing facilities - U.S. and Europe:
Product qualifications[1]	$—	$—	$0.1	$0.1
Lake Zurich, Illinois plant shutdown and transfer of production to new elastics lines in Terre Haute, Indiana:
Severance	—	—	0.2	0.1
Recovery of assets[1]	(0.3)	(0.2)	(0.3)	(0.2)
Asset impairment	—	—	0.3	0.2
Accelerated depreciation[1]	0.1	—	0.1	—
Subtotal for PE Films	$(0.2)	$(0.2)	$0.4	$0.2
Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.4	0.3	0.8	0.6
COVID-19-related expenses[3]	0.3	0.3	0.3	0.3
Total for PE Films	$0.5	$0.4	$1.5	$1.1
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	$2.8	$2.1	$5.1	$4.0
Accelerated recognition of stock-based compensation expense[2]	0.1	0.1	0.1	0.1
Write-down of investment in Harbinger Capital Partners Special Situations Fund[3]	—	—	0.2	0.1
U.S. tax on foreign branch income[4]	—	—	—	(0.6)
Total for Corporate	$2.9	$2.2	$5.4	$3.6
1. Included in “Cost of goods sold” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. Included in “Other income (expense), net” in the condensed consolidated statements of income.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended June 30, 2019		Six Months Ended June 30, 2019
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Shanghai plant shutdown:
Asset-related expenses	$0.3	$0.3	$0.4	$0.5
Consolidation of Personal Care manufacturing facilities - U.S. and Europe:
Severance	0.1	0.1	0.1	0.1
Asset impairment	0.1	0.1	0.1	0.1
Lake Zurich, Illinois plant shutdown and transfer of production to new elastics lines in Terre Haute, Indiana:
Severance	0.3	0.2	0.3	0.2
Asset impairment	0.2	0.2	0.2	0.2
Accelerated depreciation[1]	0.3	0.2	0.3	0.2
Other restructuring costs	0.1	0.1	0.5	0.4
Write-off of Personal Care production line - Guangzhou, China facility	—	—	0.4	0.3
Subtotal for PE Films	$1.4	$1.2	$2.3	$2.0
Losses from sale of assets, investment writedowns and other items:
Estimated excess costs associated with ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects[1]	0.2	0.1	0.4	0.3
Total for PE Films	$1.6	$1.3	$2.7	$2.3
Corporate:
Professional fees associated with: remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting; business development activities; and implementation of new accounting guidance[2]	1.9	1.5	2.8	2.2
1. Included in “Cost of goods sold” in the condensed consolidated statements of income. 2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
(d) A pre-tax gain on the Company’s investment in kaléo of $1.3 million ($0.9 million after deferred income taxes) was recognized in the second quarter of 2020, compared to a pre-tax gain of $24.2 million ($19.9 million after taxes) in the first six months of 2019, which included a $17.6 million dividend (included in “Other income (expense), net” in the condensed consolidated statements of income).
(e) The operations of Aluminum Extrusions’s Niles, Michigan and Elkhart, Indiana facilities (which were acquired as “AACOA” in October 2012) have been severely impacted by the COVID-19 pandemic, with over 80% of the aluminum extrusions manufactured at these facilities sold to customers that make consumer durable products, such as recreational boating and power sports vehicles, as well as to customers serving building and construction and automotive markets.  In the first quarter of 2020, a goodwill impairment charge of $13.7 million was recognized in Aluminum Extrusions, which represented the entire amount of goodwill associated with the acquisition of AACOA.
(f) Tredegar’s presentation of net income from ongoing operations is non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income as reported under GAAP. Net income from ongoing operations is a key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.

Reconciliations of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and six months ended June 30, 2020 and 2019 are shown below in order to show the impact on the effective tax rate:

(in millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2020	(a)	(b)		(b)/(a)
Net income reported under GAAP	$14.3	$3.1	$11.2	21.5%
(Gains) losses from sale of assets and other	3.4	0.5	2.9
Net income from ongoing operations	$17.7	$3.6	$14.1	20.7%
Three Months Ended June 30, 2019
Net income reported under GAAP	$18.9	$4.4	$14.5	23.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.3	1.1
(Gains) losses from sale of assets and other	(5.0)	(1.1)	(3.9)
Net income from ongoing operations	$15.3	$3.6	$11.7	23.6%
Six Months Ended June 30, 2020
Net income (loss) reported under GAAP	$(14.6)	$(3.5)	$(11.1)	23.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	33.3	7.6	25.7
Goodwill impairment	13.7	3.2	10.5
Net income from ongoing operations	$32.8	$7.4	$25.4	22.7%
Six Months Ended June 30, 2019
Net income (loss) reported under GAAP	$42.7	$8.5	$34.3	19.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	2.4	0.4	2.0
(Gains) losses from sale of assets and other	(20.8)	(3.5)	(17.3)
Net income from ongoing operations	$24.4	$5.4	$19.0	22.2%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com